SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                   SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. ___)

                               Robertson Ceco Corp.
                                 (Name of Issuer)


                                   Common Stock
                          (Title of Class of Securities)


                                   770539-20-3
                                  (CUSIP Number)


   Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages(s))

                                   SCHEDULE 13G

   CUSIP NO.   770539-20-3

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   1)   Name of Reporting Person         American Capital Asset Management, Inc.
        S.S. or I.R.S Identification     13-5130700
        No. of Above Person

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   2)   Check the Appropriate Box                    (a)
        if a Member of a Group                       ---------------------------
        (See Instructions)                           (b)
                                                     ---------------------------

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   3)   SEC Use Only

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   4)   Citizenship or Place of Organization                           Delaware

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   Number of Shares    (5)  Sole Voting Power                                 0
   Beneficially Owned  (6)  Shared Voting Power                         607,018
   by Each Reporting   (7)  Sole Dispositive Power                            0
   Person with         (8)  Shared Dispositive Power                    607,018

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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                                  607,018

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   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)

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   11)  Percent of Class Represented
        by Amount in Row 9                                                 5.5%

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   12)  Type of Reporting Person                                             IA
        (See Instructions)

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                                   SCHEDULE 13G

   CUSIP NO.   770539-20-3

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   1)   Name of Reporting Person           AC High Yield Investments, Inc.
        S.S. or I.R.S Identification       74-1993121
        No. of Above Person

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   2)   Check the Appropriate Box                    (a)
        if a Member of a Group                       ---------------------------
        (See Instructions)                           (b)
                                                     ---------------------------

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   3)   SEC Use Only

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   4)   Citizenship or Place of Organization                         [Delaware]

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   Number of Shares    (5)  Sole Voting Power                                 0
   Beneficially Owned  (6)  Shared Voting Power                         607,018
   by Each Reporting   (7)  Sole Dispositive Power                            0
   Person with         (8)  Shared Dispositive Power                    607,018

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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                                  607,018

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   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)

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   11)  Percent of Class Represented
        by Amount in Row 9                                                 5.5%

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   12)  Type of Reporting Person                                             IV
        (See Instructions)

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                                   SCHEDULE 13G

   CUSIP NO.   770539-20-3

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   1)   Name of Reporting Person         American Capital Management & Research,
        S.S. or I.R.S Identification     Inc.
        No. of Above Person              74-1623159

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   2)   Check the Appropriate Box                    (a)
        if a Member of a Group                       ---------------------------
        (See Instructions)                           (b)
                                                     ---------------------------

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   3)   SEC Use Only

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   4)   Citizenship or Place of Organization                           Delaware

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   Number of Shares    (5)  Sole Voting Power                                 0
   Beneficially Owned  (6)  Shared Voting Power                         607,018
   by Each Reporting   (7)  Sole Dispositive Power                            0
   Person with         (8)  Shared Dispositive Power                    607,018

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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                                  607,018

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   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)

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   11)  Percent of Class Represented
        by Amount in Row 9                                                 5.5%

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   12)  Type of Reporting Person                                             HC
        (See Instructions)

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                                   SCHEDULE 13G

   CUSIP NO.   770539-20-3

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   1)   Name of Reporting Person           Associated Madison Companies, Inc.
        S.S. or I.R.S Identification       13-3140258
        No. of Above Person

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   2)   Check the Appropriate Box                    (a)
        if a Member of a Group                       ---------------------------
        (See Instructions)                           (b)
                                                     ---------------------------

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   3)   SEC Use Only

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   4)   Citizenship or Place of Organization                           Delaware

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   Number of Shares    (5)  Sole Voting Power                                 0
   Beneficially Owned  (6)  Shared Voting Power                         607,018
   by Each Reporting   (7)  Sole Dispositive Power                            0
   Person with         (8)  Shared Dispositive Power                    607,018

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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                                  607,018

   -----------------------------------------------------------------------------

   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)

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   11)  Percent of Class Represented
        by Amount in Row 9                                                 5.5%

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   12)  Type of Reporting Person                                             HC
        (See Instructions)

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                                   SCHEDULE 13G

   CUSIP NO.   770539-20-3

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     1) Name of Reporting Person          The Travelers Inc. (formerly Primerica
        S.S. or I.R.S Identification      Corporation)
        No. of Above Person               52-1568099

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   2)   Check the Appropriate Box                    (a)
        if a Member of a Group                       ---------------------------
        (See Instructions)                           (b)
                                                     ---------------------------

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   3)   SEC Use Only

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   4)   Citizenship or Place of Organization                           Delaware

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   Number of Shares    (5)  Sole Voting Power                                 0
   Beneficially Owned  (6)  Shared Voting Power                         607,018
   by Each Reporting   (7)  Sole Dispositive Power                            0
   Person with         (8)  Shared Dispositive Power                    607,018

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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                                  607,018

   -----------------------------------------------------------------------------

   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)

   -----------------------------------------------------------------------------

   11)  Percent of Class Represented
        by Amount in Row 9                                                 5.5%

   -----------------------------------------------------------------------------

   12)  Type of Reporting Person                                             HC
        (See Instructions)

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   Item 1(a) Name of Issuer:

        Robertson Ceco Corp.


   Item 1(b) Address of Issuer's Principal Executive Offices:

        222 Berkeley Street
        Boston, Massachusetts 02116-3748


   Item 2(a) Names of Persons Filing:

        See cover pages


   Item 2(b) Address of Principal Business Office or, if none, Residence:

        The Travelers Inc.
        65 East 55th Street
        New York, NY  10022

        Associated Madison Companies, Inc.
        65 East 55th Street
        New York, NY  10022

        American Capital Management & Research, Inc.
        2800 Post Oak Boulevard
        Houston, TX  77056

        American Capital Asset Management, Inc.
        2800 Post Oak Boulevard
        Houston, TX  77056

        AC High Yield Investments, Inc.
        2800 Post Oak Boulevard
        Houston, TX  77056


   Item 2(c) Citizenship:

        See cover page


   Item 2(d) Title of Class of Securities:

        Common Stock

   Item 2(e) CUSIP Number:

        770539-20-3


   Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             (a)  [   ]  Broker or Dealer registered under Sec. 15 of the Act

             (b)  [   ]  Bank as defined in Sec. 3(a)(6) of the Act

             (c)  [   ]  Insurance Company as defined in Sec. 3(a)(19) of the
                         Act

             (d)  [X]    Investment Company registered under Sec. 8 of the
                         Investment Company Act

             (e)  [X]    Investment Adviser registered under Sec. 203 of the
                         Investment Advisers Act of 1940

             (f)  [   ]  Employee Benefit Plan, Pension Fund which is subject
                         to the provisions of the Employee Retirement Income
                         Security Act of 1974 or Endowment Fund; see
                         Sec. 240.13d-1(b)(1)(ii)(F)

             (g)  [X]    Parent Holding Company, in accordance with
                         Sec. 240.13d-1(b)(ii)(G)  (Note: See Item 7)

             (h)  [   ]  Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)


   Item 4. Ownership (as of December 31, 1993)1

             (a)  Amount Beneficially Owned:  See Item 9 of cover pages

             (b)  Percent of Class:  See Item 11 of cover pages

             (c)  Number of shares as to which such person has:






          --------------------
               1Pursuant to an Investment Advisory Agreement between a mutual fund or funds, and certain wholly-owned subsidiaries of The Travelers Inc., The Travelers Inc. and Associated Madison Companies, Inc. may be deemed indirectly to have the power to vote or to direct the vote and to dispose or direct the disposition of common stock held by such mutual fund. However, as permitted by Rule 13d-4, The Travelers Inc. and Associated Madison Companies, Inc. disclaim beneficial ownership of the shares held by the mutual funds.

                  (i)  sole power to vote or to direct the vote

                  (ii)  shared power to vote or to direct the vote

                  (iii)  sole power to dispose or to direct the disposition of

                  (iv)  shared power to dispose or to direct the disposition of

             See Items 5-8 of cover pages


   Item 5. Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
        [   ].


   Item 6.  Ownership of More than Five Percent on Behalf of Another Person

        Not Applicable.


   Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        American Capital Asset Management, Inc. is the Investment Adviser of AC High Yield Investments, Inc.; American Capital Management & Research, Inc. is the sole shareholder of American Capital Asset Management, Inc.; Associated Madison Companies, Inc. and The Travelers Inc. own all the outstanding common stock of American Capital Management & Research, Inc.; The Travelers Inc. owns all the outstanding common stock of Associated Madison Companies, Inc.


   Item 8.  Identification and Classification of Members of the Group

        Not Applicable.


   Item 9.  Notice of Dissolution of Group

        Not Applicable.

   Item 10.  Certification

        By signing below I certify that, to the best of my knowledge, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

   Signature

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Date: February 1, 1994


                  AMERICAN CAPITAL MANAGEMENT & RESEARCH, INC.



                  By: /s/ J. David Wise
                     ------------------------------------------
                        Name:   J. David Wise
                        Title:    Authorized Signatory



                  AMERICAN CAPITAL ASSET MANAGEMENT, INC.



                  By: /s/ J. David Wise
                     ------------------------------------------
                        Name:   J. David Wise
                        Title:    Authorized Signatory



                  AC HIGH YIELD INVESTMENTS, INC.



                  By: /s/ J. David Wise
                     ------------------------------------------
                        Name:   J. David Wise
                        Title:    Authorized Signatory

                  ASSOCIATED MADISON COMPANIES, INC.



                  By: /s/ Charles J.Gallo, Jr.
                     --------------------------------------------
                        Name:  Charles J. Gallo, Jr.
                        Title:   Vice President and Controller



                  THE TRAVELERS INC.



                  By: /s/ Mary Barnes Jenkins
                     ------------------------------------------
                        Name:  Mary Barnes Jenkins
                        Title:   Assistant Secretary

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------



   EXHIBIT 1
   ---------

   Agreement among the parties
   as to joint filing of Schedule 13G